UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

July 25, 2008

Date of Report (Date of earliest event reported)

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or other jurisdiction of incorporation)	(Commission Identification No.)	(IRS Employer File Number)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2008, the Compensation Committee amended the Management Variable Compensation Plan (“MVP”) to allow for pay-outs on reduced levels of Company performance for 2008. The Committee left in place the return-on-sales metric of 11.6% as the basis for a 100% targeted pay-out on the plan. The Committee changed the MVP, however, so that it is initially funded if the company achieves any return-on-sales for 2008. Prior to this change the 2008 plan was initially funded at 5.8% of targeted return-on-sales. Return-on-sales is defined as pre-tax income expressed as a percentage of revenues, determined in accordance with Generally Accepted Accounting Principles.

The Committee also reduced the acceleration of MVP funding so that increased return-on-sales yields more modest levels of incentive compensation. (The acceleration of funding can be expressed as the slope of a line, with the x-axis being performance against plan and the y-axis being the amount of funding to the MVP. The amended plan reduces the slope of the line.)

The purpose of these changes is to bolster employee retention in light of a delay in merit pay increases for 2008 and in recognition that any payment under the previous MVP for 2008 was increasingly unlikely. In acting, the Committee considered management’s announced restructuring plans for 2008, which will reduce the return-on-sales for 2008, but should position the Company for more profitable growth in 2009 and beyond. The Committee believes that the amended plan continues to create appropriate incentives for driving company performance. It also provides for adequate accountability through the discretionary element of the individual officer evaluations in determining payments under the plan, as well as the more modest pay-outs available under the amended 2008 MVP.

A more detailed discussion of the MVP and how it works is contained in the Company’s proxy statement filed in connection with its 2008 annual shareholders meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies Vice President, General Counsel and Secretary

Date: July 30, 2008